gary b. wolff, p.c.                                805 Third Avenue
  Counselor At Law                                 Twenty First Floor
                                                   New York, New York 10022
                                                   Telephone: 212-644-6446
                                                   Facsimile: 212-644-6498
                                                   E-Mail: wolffpc@attglobal.net




                                Exhibits 5 and 23

June 18,  2004


                         CONSENT AND OPINION OF COUNSEL


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to Innocap, Inc., a Nevada Corporation (the "Company"). I have, in such capacity, examined and am familiar with the Articles of Organization, as amended to date, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, $.001 par value, of the Company reserved for issuance under the Innocap, Inc. 2004 Non-Statutory Stock Option Plan dated January 27, 2004, will, when issued in accordance with the terms of such plan, be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolff

GBW:hk